Exhibit 2

15 October 2024

BAT Capital Markets Day

On 16 October 2024, we will host a Capital Markets Day for institutional investors and analysts at our Innovation Centre in Southampton, UK. Chief Executive, Tadeu Marroco, and Chief Financial Officer, Soraya Benchikh, will be joined by the management team and senior leaders from across the Group to provide further detail on our transformation journey.

We are committed to Building a Smokeless World and becoming a predominantly smokeless1 business by 2035. By providing smokers with access to a wide range of smokeless products, we can drive forward Tobacco Harm Reduction and, ultimately, make cigarettes a thing of the past.

Our well-established multi-category strategy, global footprint, and deep consumer insights are crucial drivers of this journey. Our latest Innovation Centre in Southampton, opened earlier this year, is home to many of our 1,750 scientists, who deliver the rigorous science and R&D that underpin our New Categories.

This event will demonstrate how BAT’s science, innovation, breadth of capabilities and people can combine to achieve a Smokeless World and deliver long-term sustainable value for all our stakeholders.

On track for full-year 2024 guidance

We remain on track to deliver low-single digit organic revenue and adjusted profit from operations growth in FY24. We will progressively improve our delivery to 3-5% organic revenue growth, and mid-single figure adjusted profit from operations growth, on an organic, constant currency basis2 by 2026.

Extrapolating current spot rates3, we anticipate currency translation to be a c.5% headwind on FY24 adjusted profit from operations. All other guidance is unchanged.

Event details

Presentations will start at 8:30am on 16 October 2024. There will also be a live webcast on www.bat.com/ir for attendees who wish to join the event virtually. A copy of the presentations, together with a video playback of the webcast, will be made available after the event via the same link, and on our refreshed BAT IR App.

For further information, please contact:

Media Centre
+44 (0) 20 7845 2888 (24 hours) | press_office@bat.com | @BATplc

Investor Relations
Victoria Buxton: +44 (0)20 7845 2012
Amy Chamberlain: +44 (0)20 7845 1124
John Harney: +44 (0)20 7845 1263
ir_team@bat.com

Notes:

1 Predominantly smokeless refers to our ambition to achieve 50% of Group revenue from our smokeless products by 2035. Smokeless refers to Non-Combustibles, including Vapour products, Heated Products, Modern Oral pouches and Traditional Oral.

2 To supplement the Group's results presented in accordance with International Financial Reporting Standards (IFRS), the Group's Management Board, as the chief operating decision maker, reviews certain of its results, including revenue, and adjusted profit from operations, at constant rates of exchange, prior to the impact of businesses sold or held-for-sale in the case of revenue and adjusted profit from operations. Although the Group does not believe that these measures are a substitute for IFRS or other operating measures, the Group does believe that such results excluding the impact of businesses sold or to be held-for-sale provide additional useful information to investors regarding the underlying performance of the business on a comparable basis and in the case of the sale of the Group's businesses in Russia and Belarus, the impact these businesses had on revenue and profit from operations. Accordingly, the organic volume and financial measures appearing in this document should be read in conjunction with the Group's results as reported under IFRS and other operating measures.

3 Based on current exchange rates of USD/GBP 1.3075 as at close on 11 October 2024.

Important information

References in this announcement to ‘BAT’, ‘Group’, ‘we’, ‘us’ and ‘our’ when denoting opinion refer to British American Tobacco p.l.c. (BAT PLC) and when denoting business activity refer to BAT Group operating companies, collectively or individually as the case may be. This announcement does not constitute an invitation to underwrite, subscribe for, or otherwise acquire or dispose of any BAT PLC shares or other securities.

Forward looking statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

In particular, these forward-looking statements include statements regarding (i) our commitment to Building a Smokeless World and becoming a predominantly smokeless business by 2035 and (ii) statements under the heading “On track for full-year 2024 guidance.”

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated.

Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group's New Categories strategy; the impact of supply chain disruptions; adverse litigation and dispute outcomes and the effect of such outcomes on the Group's financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; changes in the market position, businesses, financial condition, results of operations or prospects of the Group; direct or indirect adverse impacts associated with climate change and the move towards a circular economy; and cyber security risks caused by the heightened cyber-threat landscape, and increased digital interactions with consumers, and changes to regulation.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this announcement is intended to be a profit forecast and no statement in this announcement should be interpreted to mean that earnings per share of BAT PLC for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT PLC.

Additional information concerning these and other factors can be found in BAT PLC filings with the U.S. Securities and Exchange Commission (SEC), including the Annual Report on Form 20-F for the financial year ended December 31, 2023 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and at the British American Tobacco website, http://www.bat.com.